AMENDMENT TO SUBSCRIPTION AGREEMENT

This Amendment to Subscription Agreement (this “Amendment”) is dated as of November 7, 2012, between Valor Gold Corp., a Delaware corporation (the “Company”), and each of the subscribers identified on the signature pages to the Subscription Agreement by and between the Company and each Subscriber thereto, dated on or prior to the date hereof (the “Subscription Agreement”) (each, including its successors and assigns, a “Purchaser” and collectively, the “Purchasers” and together with the Company, the “Parties”)).

WHEREAS, the Parties have entered into the Subscription Agreements on or prior to the date hereof; and

WHEREAS, the Parties desire to amend the Subscription Agreements, the Escrow Agreements the “Escrow Agreements”) and the Warrants (the “Warrants”) (the Escrow Agreements, Warrants, and Subscription Agreements, collectively, the “Amended Agreements” and individually an “Amended Agreement”); and

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I.
DEFINITIONS

1.1           Definitions. Terms not otherwise defined herein shall have the meanings ascribed to such terms in the Subscription Agreements or if not defined therein, in the respective Amended Agreements.

ARTICLE II.
AMEMDMENTS

2.1           Amended Agreement.  The following terms and conditions shall be applicable to the Amended Agreements as of the date of execution thereof, as amendments thereto, with full force and effect as and from the original time of execution thereof.  The terms and conditions herein shall supersede any inconsistent terms of such Amended Agreements:

A.	Section 1.5 of the Escrow Agreement is deleted in its entirety and replaced with the following:

1.5.
Valor may reject or cancel any subscription in the Offering in whole or in part within 2 business days of receipt of such subscription documents or fully collected funds. If payment for any such rejected or canceled subscription has been delivered to the Escrow Agent, Valor will inform the Escrow Agent and the subscriber of the rejection or cancellation, and the Escrow Agent upon receiving such notice shall within one business day return any funds to said Subscriber, but in no event prior to those funds becoming collected and available for withdrawal.  Valor shall accept subscriptions within 1 business day of receipt of completed subscription documents and notify such subscriber thereof.  Upon the Escrow Agent’s receipt of the subscribers fully collected funds Valor shall cause a Closing on such accepted subscription such subscription shall be deemed irrevocable and all collected funds transmitted to Valor as provided herein.

B.	Section 1.2 of the Subscription Agreement is amended by inserting the following:

On and following the date of this Amendment, the Company shall accept or reject subscriptions within 1 business day of receipt of completed subscription documents and notify such subscriber thereof.  Upon the Escrow Agent’s receipt of the subscribers fully collected funds the Company shall cause a Closing on such accepted subscription and such subscription shall be deemed irrevocable and all collected funds transmitted to the Company as provided in the Escrow Agreement.  There shall be no minimum subscription amount for Units required to effectuate a Closing and the Offering is being made on an “any or all” basis. Notwithstanding anything herein to the contrary, after the consummation of the Initial Closing, (i) the Company shall only be permitted to consummate one or more additional Closings hereunder during the eleven Business Day period commencing on, and including, the initial Closing Date (the “Offering Period”), and (ii) the “Final Closing Date” shall mean the last Closing Date occurring in the Offering Period, with such last Closing being the “Final Closing”, in each case, for all purposes hereunder and under the other Transaction Documents.

C.	Section 1.20 of the Subscription Agreement is deleted in its entirety.

D.	Article II “REPRESENTATIONS BY AND COVENANTS OF THE COMPANY” is hereby amended by deleting the preamble thereto which is replaced in its entirety with the following:

The Company hereby represents and warrants to the Subscriber as of the date hereof and as of the Closing Date for each such Subscriber, that:

E.	The Subscription Agreement is amended by inserting the following:

ARTICLE VII – ADDITIONAL AGREEMENTS OF THE PARTIES

7.1           Closing.  On the Closing Date, upon the terms and subject to the conditions set forth herein, substantially concurrent with the execution and delivery of this Agreement by the parties hereto, the Company agrees to sell, and the Subscribers, severally and not jointly, agree to purchase, the Shares and Warrants.  Each Subscriber shall deliver to the Escrow Agent, via wire transfer or a certified check, immediately available funds equal to such Subscribers Subscription Amount as set forth on the signature page hereto executed by such Subscriber, and the Company shall deliver to each Subscriber its respective Shares and a Warrant, and the Company and each Subscriber shall deliver the other items set forth in Section 7.2 deliverable at the Closing.  Upon satisfaction of the covenants and conditions set forth in Sections 7.2 and 7.3, the Closing shall occur at the offices of Sichenzia Ross Friedman & Ference, LLP (“Company Counsel”) or such other location as the parties shall mutually agree.

7.2           Deliveries.

On or prior to the Closing Date, the Company shall deliver or cause to be delivered to each Subscriber the following:

(i)           this Agreement duly executed by the Company;

(ii)           a legal opinion of Company Counsel, in form and substance customary for a transaction of this nature, together with a certificate of an officer of the Company attesting to the accuracy of the representations and warranties of the Company, with an incumbency certificate signed by the Secretary, dated as of the Closing Date;

(iii)           a copy of the irrevocable instructions to the Transfer Agent instructing the Transfer Agent to deliver, a certificate evidencing a number of Shares equal to such Subscriber’s Subscription Amount divided by the Per Share Purchase Price, registered in the name of such Subscriber;

(iv)           a Warrant registered in the name of such Subscriber to purchase up to a number of shares of Common Stock as such Subscriber shall be entitled to in accordance with the terms of the Offering (such Warrant certificate may be delivered within three Trading Days of the Closing Date); and

(v)           the Registration Rights Agreement duly executed by the Company.

On or prior to the Closing Date, each Subscriber shall deliver or cause to be delivered to the Company or the Escrow Agent, as applicable, the following:

(vi)           this Agreement duly executed by such Subscriber, and the Subscription Agreement;

(vii)           to Escrow Agent, such Purchaser’s Subscription Amount by wire transfer to the account specified in the Escrow Agreement; and

(viii)           the Registration Rights Agreement duly executed by such Purchaser.

7.3           Closing Conditions.

The respective obligations of the Subscribers hereunder in connection with the Closing are subject to the following conditions being met:

(i)           the accuracy in all material respects when made and on the Closing Date of the representations and warranties of the Company contained herein and in the Subscription Agreement (unless as of a specific date therein);

(ii)           all obligations, covenants and agreements of the Company required to be performed at or prior to the Closing Date shall have been performed;

(iii)           the delivery by the Company of the items set forth in this Agreement;

(iv)           from the date hereof to the Closing Date, trading in the Common Stock shall not have been suspended by the Commission or the Company’s principal Trading Market, and, at any time prior to the Closing Date, trading in securities generally as reported by Bloomberg L.P. shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by such service, or on any Trading Market, nor shall a banking moratorium have been declared either by the United States or New York State authorities nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity of such magnitude in its effect on, or any material adverse change in, any financial market which, in each case, in the reasonable judgment of such Purchaser, makes it impracticable or inadvisable to purchase the Securities at the Closing.

7.4           Equal Treatment of Subscribers.  No consideration (including any modification of any Transaction Document) shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of this Agreement unless the same consideration is also offered to all of the parties to this Agreement.  For clarification purposes, this provision constitutes a separate right granted to each Subscriber by the Company and negotiated separately by each Subscriber, and is intended for the Company to treat the Subscribers as a class and shall not in any way be construed as the Subscribers acting in concert or as a group with respect to the purchase, disposition or voting of the Shares or otherwise.

7.5           Securities Laws Disclosure; Publicity.  The Company shall (a) by 9:30 a.m. (New York City time) on the trading day immediately following the date hereof, issue a press release disclosing the material terms of the transactions contemplated hereby, and (b) file a Current Report on Form 8-K, including the Transaction Documents as exhibits thereto, with the Securities and Exchange Commission (the “Commission”) within the time required by the Securities and Exchange Act of 1934, as amended.  From and after the issuance of such press release, the Company represents to the Subscribers that it shall have publicly disclosed all material, non-public information delivered to any of the Subscribers by the Company or any of its Subsidiaries, or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by the Transaction Documents.  The Company and each Subscriber shall consult with each other in issuing any other press releases with respect to the transactions contemplated hereby, and neither the Company nor any Subscriber shall issue any such press release nor otherwise make any such public statement without the prior consent of the Company, with respect to any press release of any Subscriber, or without the prior consent of each Subscriber, with respect to any press release of the Company, which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication.  Notwithstanding the foregoing, the Company shall not publicly disclose the name of any Subscriber, or include the name of any Subscriber in any filing with the Commission or any regulatory agency or Trading Market, without the prior written consent of such Subscriber, except: (a) as required by federal securities law in connection with (i) any registration statement contemplated by the Registration Rights Agreement and (ii) the filing of final Transaction Documents with the Commission and (b) to the extent such disclosure is required by law or Trading Market regulations, in which case the Company shall provide the Subscribers with prior notice of such disclosure permitted under this clause (b).

7.6           Non-Public Information.  Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, the Company covenants and agrees that neither it, nor any other Person acting on its behalf, will provide any Subscriber or its agents or counsel with any information that the Company believes constitutes material non-public information, unless prior thereto such Subscriber shall have entered into a written agreement with the Company regarding the confidentiality and use of such information.  The Company understands and confirms that each Subscriber shall be relying on the foregoing covenant in effecting transactions in securities of the Company.

7.7           Entire Agreement.  The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

7.8           Amendments; Waivers.  No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Company and the Purchasers holding at least 67% in interest of the Shares then outstanding held by a Subscriber or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

7.9  Execution.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

7.10           Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

7.11           Independent Nature of Subscriber’s Obligations and Rights.  The obligations of each Subscriber under any Transaction Document are several and not joint with the obligations of any other Subscriber, and no Subscriber shall be responsible in any way for the performance or non-performance of the obligations of any other Purchaser under any Transaction Document.  Nothing contained herein or in any other Transaction Document, and no action taken by any Subscriber pursuant hereof or thereto, shall be deemed to constitute the Subscribers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents.  Each Subscriber shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Subscriber to be joined as an additional party in any proceeding for such purpose.  Each Subscriber has been represented by its own separate legal counsel in its review and negotiation of the Transaction Documents.  For reasons of administrative convenience only, each Subscriber and its respective counsel have chosen to communicate with the Company through one or more intermediaries. The Company has elected to provide all Subscribers with the same terms and Transaction Documents for the convenience of the Company and not because it was required or requested to do so by any of the Purchasers.

7.12  Fees.  Notwithstanding anything herein or in any Transaction Document to the contrary, the Company shall reimburse ___________________________________________ or its designee(s) for all costs and expenses incurred by it or its affiliates in connection with the transactions contemplated by the Transaction Documents (including, without limitation, all legal fees and disbursements in connection therewith, structuring, documentation and implementation of the transactions contemplated by the Transaction Documents and due diligence and regulatory filings in connection therewith), which amount shall be withheld by __________ from its Purchase Price at the initial Closing, but which amount shall not exceed $8,000.

F.	The Subscription Agreement is amended by inserting the following:

(i)           Each reference to Section 4(2) of the Securities Act shall be changed to Section 4(a)(2).

G.	The Warrants are amended by inserting the following:

Fundamental Transaction. If, at any time while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 2(e) or Section 2(f) on the exercise of this Warrant), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 2(e) or Section 2(f) on the exercise of this Warrant).  For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.  If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction.  Notwithstanding anything to the contrary, in the event of a Fundamental Transaction, the Company or any Successor Entity (as defined below) shall, at the Holder’s option, exercisable at any time concurrently with, or within 30 days after, the consummation of the Fundamental Transaction, purchase this Warrant from the Holder by paying to the Holder an amount of cash equal to the Black Scholes Value of the remaining unexercised portion of this Warrant on the date of the consummation of such Fundamental Transaction.  “Black Scholes Value” means the value of this Warrant based on the Black and Scholes Option Pricing Model obtained from the “OV” function on Bloomberg, L.P. (“Bloomberg”) determined as of the day of consummation of the applicable Fundamental Transaction for pricing purposes and reflecting (A) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Termination Date, (B) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg as of the Trading Day immediately following the public announcement of the applicable Fundamental Transaction, (C) the underlying price per share used in such calculation shall be the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in such Fundamental Transaction and (D) a remaining option time equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Termination Date.  The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Warrant and the other Transaction Documents in accordance with the provisions of this Section 3(e) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein.

H.	Section 7 of the Warrant is deleted in its entirety and replaced with the following:

Limitation on Exercises. The Company shall not effect the exercise of this Warrant, and the Holder shall not have the right to exercise this Warrant, to the extent that after giving effect to such exercise, the Holder (together with such Holder’s affiliates) would beneficially own in excess of 4.99% of the shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Holder and its affiliates shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (A) exercise of the remaining, unexercised portion of this Warrant beneficially owned by such Holder and its affiliates and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such Person and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. To the extent that the limitation contained in this Section 7 applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any affiliate) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any affiliate) and of which portion of this Warrant is exercisable, in each case subject to such aggregate percentage limitation, and the Company shall have no obligation to verify or confirm the accuracy of the determination. For purposes of this Warrant, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company's most recent Form 10-K, Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of the Holder, the Company shall within one (1) business day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The restriction described in this Section 7 may be adjusted, in whole or in part, upon sixty-one (61) days prior notice from the Holder to the Company to increase such percentage up to 9.99%, but not in excess of 9.99%. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 7 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.  The Holder may decrease the restriction described in this Section 7 at any time upon effective immediately upon receipt of written notice by the Company.

I.	Section 14 of the Warrant is deleted in its entirety and replaced with the following:

14.           Amendment.  This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.

J.	The Escrow Agreement is amended by adding the following with effect on and following the date of this Amendment:

Notwithstanding anything herein to the contrary, release of Escrow Funds from the Escrow Account shall require the written approval (which shall be deemed to be satisfied if received by Escrow Agent by email, fax, or letter) of Palladium Capital Advisors, LLC. Placement Agent for the Offering.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

VALOR GOLD CORP.	Address for Notice:
By:__________________________________________ Name: Title: With a copy to (which shall not constitute notice):	Fax:
AGREED AND ACCEPTED: ESCROW AGENT: SICHENZIA ROSS FRIEDMAN & FERENCE, LLP ________________________________________

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SIGNATURE PAGE FOR SUBSCRIBER FOLLOWS]

[SUBSCRIBER SIGNATURE PAGES TO SUBSCRIPTION AGREEMENT AMENDMENT]

IN WITNESS WHEREOF, the undersigned have caused this Subscription Agreement Amendment to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser/Subscriber: ________________________________________________________

Signature of Authorized Signatory of Purchaser/Subscriber: __________________________________

Name of Authorized Signatory: ____________________________________________________

Title of Authorized Signatory: _____________________________________________________

Email Address of Authorized Signatory: ______________________________________________

Facsimile Number of Authorized Signatory: _____________________________________________

Address for Notice to Purchaser/Subscriber:

Address for Delivery of Securities to Purchaser/Subscriber (if not same as address for notice):

[SIGNATURE PAGES CONTINUE]

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